Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 28, 2016	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the fourth quarter and year ended December 31, 2015.

Despite lower gaming revenues, the Company’s total revenues increased to $46,111,000 for the fourth quarter of 2015 compared with $45,711,000 for the fourth quarter of 2014.

Gaming revenues of $39,076,000 were down 2.3% compared to the fourth quarter of last year, primarily the result of lower slot machine revenue.

Other operating revenues were $7,035,000 compared to $5,735,000 for the fourth quarter of last year.  These other revenues for the quarter benefited from hotel and food and beverage sales due to the fact that Dover International Speedway’s NASCAR weekend fell in the fourth quarter of this year compared to the third quarter of last year.  Occupancy levels in the Dover Downs Hotel were approximately 84% and 80% for the fourth quarters of 2015 and 2014, respectively.

General and administrative expenses were down to $1,334,000 for the fourth quarter compared to $1,427,000 last year.

Interest expense decreased to $223,000 during the quarter as a result of lower average outstanding borrowings and lower interest rates compared to last year.

Net earnings were $768,000, or $.02 per diluted share, compared with a net loss of ($516,000), or ($.02) per diluted share for the fourth quarter of 2014.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “Despite a reduction in gaming revenues, we managed to achieve minor earnings improvement last year through various cost containment measures.  We remain focused on the challenges to come.  In addition to cost increases most businesses are dealing with, such as in healthcare, minimum wage and property taxes, new competition will enter the market later this year in Maryland, and in Pennsylvania in the next couple of years.  This means our need to reinvest in our hotel and other amenities, as well as our ability to market and promote, become more important.”

“To that end, we expect to see legislation introduced in the State Senate shortly to once again attempt to restructure the distribution of gaming revenues between the State and Delaware’s three casinos.  It would seek to implement several recommendations from last year’s Lottery and Gaming Study Commission relative to revenue sharing, license fees and incentives.  Changes would be phased in over the course of the next four years in an effort to minimize any perceived negative impact on the State’s General Fund.  We believe that without making these changes, the State will experience a significant long-term decline in contributions to the General Fund from its video lottery operations.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Gaming (1)	$39,076	$39,976	$157,922	$160,391
Other operating (2)	7,035	5,735	25,024	24,991
	46,111	45,711	182,946	185,382
Expenses:
Gaming	36,891	37,808	148,595	151,434
Other operating	4,645	4,117	16,602	17,808
Impairment charge	—	358	—	358
General and administrative	1,334	1,427	5,499	5,711
Depreciation	2,022	2,364	8,375	9,128
	44,892	46,074	179,071	184,439

Operating earnings	1,219	(363)	3,875	943

Interest expense	(223)	(375)	(1,160)	(1,687)

Earnings (loss) before income taxes	996	(738)	2,715	(744)

Income tax (expense) benefit	(228)	222	(842)	38

Net earnings (loss)	$768	$(516)	$1,873	$(706)

Net earnings (loss) per common share:
- Basic	$0.02	$(0.02)	$0.06	$(0.02)
- Diluted	$0.02	$(0.02)	$0.06	$(0.02)

Weighted average shares outstanding:
- Basic	32,086	31,962	32,085	31,961
- Diluted	32,086	31,962	32,085	31,961

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations.

The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash	$10,496	$10,079
Accounts receivable	2,926	3,838
Due from State of Delaware	7,952	7,258
Inventories	1,912	1,783
Prepaid expenses and other	2,530	2,324
Receivable from Dover Motorsports, Inc.	—	22
Income taxes receivable	254	6
Deferred income taxes	1,308	1,243
Total current assets	27,378	26,553

Property and equipment, net	145,425	152,107
Other assets	672	752
Deferred income taxes	482	404
Total assets	$173,957	$179,816

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,380	$3,975
Purses due horsemen	7,473	6,917
Accrued liabilities	8,538	8,196
Payable to Dover Motorsports, Inc.	44	—
Deferred revenue	408	389
Revolving line of credit	31,500	39,010
Total current liabilities	51,343	58,487

Liability for pension benefits	7,606	8,980
Total liabilities	58,949	67,467

Stockholders’ equity:
Common stock	1,799	1,788
Class A common stock	1,487	1,487
Additional paid-in capital	5,424	5,125
Retained earnings	110,502	108,629
Accumulated other comprehensive loss	(4,204)	(4,680)
Total stockholders’ equity	115,008	112,349
Total liabilities and stockholders’ equity	$173,957	$179,816

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2015	2014

Operating activities:
Net earnings (loss)	$1,873	$(706)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	8,375	9,128
Amortization of credit facility origination fees	111	133
Stock-based compensation	375	580
Deferred income taxes	(508)	(723)
Impairment charge	—	358
Changes in assets and liabilities:
Accounts receivable	912	410
Due from State of Delaware	(694)	967
Inventories	(129)	174
Prepaid expenses and other	(146)	154
Income taxes receivable	(197)	114
Accounts payable	(662)	(505)
Purses due horsemen	556	(1,061)
Accrued liabilities	211	(2,369)
Payable to/receivable from Dover Motorsports, Inc.	66	(26)
Deferred revenue	19	(74)
Liability for pension benefits	(443)	(274)
Net cash provided by operating activities	9,719	6,280

Investing activities:
Capital expenditures	(1,651)	(900)
Proceeds from sale of property and equipment	25	—
Purchase of available-for-sale securities	(16)	(35)
Proceeds from sale of available-for-sale securities	8	26
Net cash used in investing activities	(1,634)	(909)

Financing activities:
Borrowings from revolving line of credit	52,060	94,530
Repayments of revolving line of credit	(59,570)	(102,560)
Repurchase of common stock	(65)	(104)
Credit facility fees	(93)	(108)
Net cash used in financing activities	(7,668)	(8,242)

Net increase (decrease) in cash	417	(2,871)
Cash, beginning of year	10,079	12,950
Cash, end of year	$10,496	$10,079